Exhibit 3.3.12

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:37 PM 01/30/2013
FILED 01:34 PM 01/30/2013
SRV 130108259 - 5281693 FILE

CERTIFICATE OF FORMATION

OF

WANDA AMC RELEASING, LLC

1. The name of the limited liability company is WANDA AMC RELEASING, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of WANDA AMC RELEASING, LLC this 30th day of January, 2013.

AUTHORIZED PERSON

By:	/s/ Kelly W. Schemenauer
Kelly W. Schemenauer